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                                                                     Exhibit 5.1
                                                                     -----------


                       Wilson Sonsini Goodrich & Rosati
                           PROFESSIONAL CORPORATION

                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                TELEPHONE 650-493-9300   FACSIMILE 650-493-6811

                               September 1, 2000


PMC-Sierra, Inc.
900 East Hamilton Avenue
Suite 250
Campbell, CA  95008

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by PMC-Sierra, Inc. ("PMC") with the Securities and Exchange Commission on or about September 1, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,016,073 shares (the "Shares") of PMC common stock to be issued under PMC's assumed Quantum Effect Devices, Inc. 1999 Equity Incentive Plan, Quantum Effect Devices, Inc. 1999 Non-Employee Directors' Stock Option Plan and Quantum Effect Devices, Inc. 1999 Employee Stock Purchase Plan ("QED Plans").

     It is our opinion that, when shares of PMC are issued and sold pursuant to options granted in the manner described in the QED Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ Wilson Sonsini Goodrich & Rosati